Exhibit 99.2

Mylan N.V.
2016 Selected Quarterly Segment Information
(Unaudited, in millions)

	North America	Europe	Rest of World	Corporate / Other	Consolidated
Three Months Ended September 30, 2016
Third party net sales	$1,505.5	$841.2	$682.8	$—	$3,029.5
Other revenue	21.6	3.9	2.1	—	27.6
Intersegment	10.3	53.2	105.0	(168.5)	—
Total	$1,537.4	$898.3	$789.9	$(168.5)	$3,057.1

Segment profitability (loss)	$784.7	$252.6	$115.6	$(1,283.6)	$(130.7)

	North America	Europe	Rest of World	Corporate / Other	Consolidated
Three Months Ended December 31, 2016
Third party net sales	$1,565.0	$927.4	$729.2	$—	$3,221.6
Other revenue	34.1	8.1	4.0	—	46.2
Intersegment	20.9	2.3	115.7	(138.9)	—
Total	$1,620.0	$937.8	$848.9	$(138.9)	$3,267.8

Segment profitability	$780.0	$174.3	$202.0	$(840.5)	$315.8